SENSATA TECHNOLOGIES REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS
Swindon, United Kingdom – October 30, 2019 - Sensata Technologies (NYSE: ST), a global industrial technology company and a leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its third quarter ended September 30, 2019.
Operating results for the third quarter of 2019 compared to the third quarter of 2018 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:

•	Revenue was $849.7 million, a decrease of $23.8 million, or 2.7%, compared to $873.6 million in the third quarter of 2018.

•	Revenue declined 2.8% on an organic basis, which excludes the effects of the following:

◦	Foreign currency exchange rates: (0.3%) change versus the prior year period.

◦	Acquisitions and divestitures, net: 0.4% change versus the prior year period.
Operating income:

•	Operating income was $146.1 million (17.2% of revenue), a decrease of $76.2 million, or 34.3%, compared to $222.3 million (25.5% of revenue) in the third quarter of 2018.

•	Adjusted operating income was $199.5 million (23.5% of revenue), a decrease of $8.2 million, or 3.9%, compared to $207.6 million (23.8% of revenue) in the third quarter of 2018.
Earnings per share:

•	Earnings per share were $0.44, a decrease of 50.0% compared to $0.88 per share in the third quarter of 2018.

•	Adjusted earnings per share were $0.90, a decrease of 1.1% compared to $0.91 per share in the third quarter of 2018

•
Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.04 in the third quarter of 2019 compared to the prior year period. The net effect of acquisitions and divestitures decreased Sensata's adjusted earnings per share by $0.03 in the third quarter of 2019 compared to the prior year period.

“Despite lower than expected revenues as a result of sustained end market weakness, we exceeded our guidance for adjusted operating margin in the third quarter, while generating strong free cash flow," said Martha Sullivan, Chief Executive Officer of Sensata. "Our continued focus on margins and profitability coupled with our proven ability to identify and implement cost-cutting initiatives, enables us to react quickly to changing market conditions and limit the impact of weaker end market demand on our bottom-line results.

"Even in the face of these efficiency initiatives, we continued to sustain long-term investments in growth initiatives such as Electrification and Smart & Connected, which we believe are critical to our future success. We anticipate that our end markets will remain weak and that our customers will likely reduce inventory through the remainder of this year. As a result, we are lowering our full year 2019 revenue and EPS guidance to reflect this evolving demand environment, while continuing to position Sensata for future growth opportunities."
During the third quarter of 2019, Sensata repurchased approximately 2.1 million ordinary shares for total consideration of $97.6 million as part of a previously announced share repurchase program. As of September 30, 2019, approximately $422 million remains available for future share repurchases.
Nine Months Ended September 30, 2019
Operating results for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:

•	Revenue was $2,603.9 million, a decrease of $69.8 million, or 2.6%, compared to $2,673.7 million in the nine months ended September 30, 2018.

•	Revenue declined 1.2% on an organic basis, which excludes the effects of the following:

◦	Foreign currency exchange rates: (0.9%) change versus the prior year period.

◦	Acquisitions and divestitures, net: (0.5%) change versus the prior year period.
Operating income:

•	Operating income was $436.2 million (16.8% of revenue), a decrease of $111.9 million, or 20.4%, compared to $548.1 million, (20.5% of revenue), in the nine months ended September 30, 2018.

•	Adjusted operating income was $593.2 million (22.8% of revenue), a decrease of $28.7 million, or 4.6%, compared to $621.9 million (23.3% of revenue) in the nine months ended September 30, 2018.
Earnings per share:

•	Earnings per share were $1.41, a decrease of 29.9% compared to $2.01 per share in the nine months ended September 30, 2018.

•	Adjusted earnings per share were $2.67, a decrease of 0.7% compared to $2.69 per share in the nine months ended September 30, 2018

•
Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.13 in the first nine months of 2019 compared to the prior year period. The net effect of acquisitions and divestitures decreased Sensata's adjusted earnings per share by $0.11 in the first nine months of 2019 compared to the prior year period.

Segment Performance

	For the three months ended September 30,		For the nine months ended September 30,
$ in 000s	2019	2018	2019	2018
Performance Sensing revenue	$628,593	$649,611	$1,913,137	$1,988,657
Performance Sensing operating income	165,076	178,391	483,657	535,166
% of Performance Sensing revenue	26.3%	27.5%	25.3%	26.9%

Sensing Solutions revenue	$221,122	$223,941	$690,803	$685,048
Sensing Solutions operating income	70,952	73,295	223,036	224,249
% of Sensing Solutions revenue	32.1%	32.7%	32.3%	32.7%
Performance Sensing reported a 26.3% operating margin in the third quarter of 2019. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing's operating margin was 25.3%. Sensing Solutions reported a 32.1% operating margin in the third quarter of 2019. Excluding the impact of changes in foreign currency exchange rates, Sensing Solutions' operating margin was 31.4%.
Performance Sensing reported a 25.3% operating margin in the nine months ended September 30, 2019. Excluding the impact of changes in foreign currency exchange rates, Performance Sensing's operating margin was 24.4%. Sensing Solutions reported a 32.3% operating margin in the nine months ended September 30, 2019. Excluding the impact of changes in foreign exchange rates, Sensing Solutions' operating margin was 32.3%.
Guidance
For the fourth quarter of 2019, Sensata anticipates revenue to be between $818 and $842 million compared to $847.9 million in the fourth quarter of 2018, representing a revenue decline between 1 percent and 3 percent. Excluding changes in foreign currency exchange rates and the net effect of acquisitions and divestitures, Sensata expects to report an organic revenue decline between 1 percent and 4 percent in the fourth quarter. Additionally, the Company expects adjusted net income to be between $135 and $141 million and adjusted earnings per share to be between $0.85 and $0.89 in the fourth quarter of 2019, representing an adjusted EPS decline between 6 percent and 11 percent, compared to the previous year.

Fiscal Year 2019 Financial Guidance
$ in millions, except EPS	FY-18	Previous FY-19 Guidance as of 7/30/19	Updated FY-19 Guidance as of 10/30/19	Y/Y Change
Revenue	$3,521.6	$3,461 - $3,523	$3,422- $3,446	(3%) - (2%)
organic growth				(2%) - (1%)
Adjusted Operating Income	$832.0	$807 - $823	$779 - $785	(6%) - (6%)
Adjusted Net Income	$619.4	$596 - $612	$569 - $575	(8%) - (7%)
Adjusted EPS	$3.65	$3.67 - $3.77	$3.51 - $3.55	(4%) - (3%)
Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its third quarter financial results and its outlook for the fourth quarter and full year 2019. The dial-in numbers for the call are 1-844-784-1726 or +1-412-380-7411 and callers can reference the Sensata third quarter

2019 earnings conference call. A live webcast and a replay of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until November 6, 2019. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10135741.
About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 11 countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, and segment operating margin measured on a constant currency basis. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income is defined as operating income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with

U.S. GAAP, less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth is defined as the reported percentage change in net revenue, calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Sensata believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this earnings release, including, without limitation, risks associated with regulatory, legal, governmental, political, economic, and military matters; adverse conditions in the automotive industry; competition in our industry, including pressure from customers to reduce prices; supplier interruptions, which could limit access to manufactured components or raw materials; business disruptions due to natural disasters; labor disruptions; difficulties with or failures integrating acquired businesses; market acceptance of new products; fluctuations in foreign exchange rates; and our level of indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. See "Risk Factors" in the Company's 2018 Annual Report on Form 10-K and other public filings and press releases. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net revenue	$849,715	$873,552	$2,603,940	$2,673,705
Operating costs and expenses:
Cost of revenue	554,910	558,334	1,710,951	1,723,300
Research and development	38,189	37,800	109,970	111,781
Selling, general and administrative	68,158	73,886	210,733	235,681
Amortization of intangible assets	35,905	33,911	108,079	103,574
Restructuring and other charges, net	6,421	(52,698)	28,040	(48,688)
Total operating costs and expenses	703,583	651,233	2,167,773	2,125,648
Operating income	146,132	222,319	436,167	548,057
Interest expense, net	(39,556)	(38,058)	(118,417)	(114,808)
Other, net	(7,560)	(10,581)	(7,925)	(26,267)
Income before taxes	99,016	173,680	309,825	406,982
Provision for income taxes	28,341	24,562	80,649	62,086
Net income	$70,675	$149,118	$229,176	$344,896

Net income per share:
Basic	$0.44	$0.89	$1.42	$2.03
Diluted	$0.44	$0.88	$1.41	$2.01

Weighted-average ordinary shares outstanding:
Basic	160,458	167,290	161,774	170,045
Diluted	161,308	168,594	162,769	171,381

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$721,386	$729,833
Accounts receivable, net of allowances	596,814	581,769
Inventories	502,939	492,319
Prepaid expenses and other current assets	128,447	113,234
Total current assets	1,949,586	1,917,155
Property, plant and equipment, net	817,040	787,178
Goodwill	3,104,447	3,081,302
Other intangible assets, net	790,692	897,191
Deferred income tax assets	25,599	27,971
Other assets	156,210	86,890
Total assets	$6,843,574	$6,797,687

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$7,863	$14,561
Accounts payable	365,823	379,824
Income taxes payable	29,753	27,429
Accrued expenses and other current liabilities	217,064	218,130
Total current liabilities	620,503	639,944
Deferred income tax liabilities	246,216	225,694
Pension and other post-retirement benefit obligations	29,249	33,958
Finance lease and other financing obligations, less current portion	29,415	30,618
Long-term debt, net	3,219,412	3,219,762
Other long-term liabilities	95,891	39,277
Total liabilities	4,240,686	4,189,253
Total shareholders’ equity	2,602,888	2,608,434
Total liabilities and shareholders’ equity	$6,843,574	$6,797,687

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended
	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net income	$229,176	$344,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	84,354	79,518
Amortization of debt issuance costs	5,573	5,480
Gain on sale of business	—	(63,688)
Share-based compensation	15,188	17,813
Loss on debt financing	4,364	2,350
Amortization of intangible assets	108,079	103,574
Deferred income taxes	20,313	9,547
Unrealized loss on derivative instruments and other	23,545	9,020
Changes in operating assets and liabilities	(57,065)	(88,371)
Net cash provided by operating activities	433,527	420,139

Cash flows from investing activities:
Acquisitions, net of cash received	(32,315)	—
Additions to property, plant and equipment and capitalized software	(123,206)	(111,275)
Proceeds from the sale of business, net of cash sold	—	149,136
Other	(5,003)	5,000
Net cash (used in)/provided by investing activities	(160,524)	42,861

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	10,309	6,051
Payments of employee restricted stock tax withholdings	(6,953)	(3,673)
Proceeds from issuance of debt	450,000	—
Payments on debt	(461,190)	(14,094)
Payments to repurchase ordinary shares	(265,846)	(399,417)
Payments of debt and equity issuance costs	(7,770)	(9,931)
Other	—	16,369
Net cash used in financing activities	(281,450)	(404,695)
Net change in cash and cash equivalents	(8,447)	58,305
Cash and cash equivalents, beginning of period	729,833	753,089
Cash and cash equivalents, end of period	$721,386	$811,394

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Performance Sensing	74.0%	74.4%	73.5%	74.4%
Sensing Solutions	26.0%	25.6%	26.5%	25.6%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Americas	44.1%	43.5%	43.4%	42.3%
Europe	27.1%	28.4%	28.5%	29.5%
Asia/Rest of World	28.8%	28.1%	28.1%	28.2%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Automotive*	59.4%	59.5%	58.3%	60.2%
Heavy vehicle and off-road	15.9%	16.2%	16.5%	15.6%
Appliance and heating, ventilation and air-conditioning	5.9%	6.1%	6.0%	6.1%
Industrial	9.9%	9.6%	10.5%	9.5%
Aerospace	4.9%	4.7%	5.0%	4.6%
All other	4.0%	3.9%	3.7%	4.0%
Total	100.0%	100.0%	100.0%	100.0%

*
Includes amounts reflected in the Sensing Solutions segment as follows: $10.7 million and $11.5 million of revenue in the three months ended September 30, 2019 and 2018, respectively, and $32.8 million and $38.4 million of revenue in the nine months ended September 30, 2019 and 2018, respectively.

End Market Growth (Unaudited)

	For the three months ended September 30, 2019				For the nine months ended September 30, 2019
	Reported Growth	Organic Growth	End Market Growth		Reported Growth	Organic Growth	End Market Growth
Automotive	(2.8%)	(0.4%)	(1.8%)	*	(5.5%)	(0.9%)	(5.2%)	*
Heavy vehicle and off-road	(4.8%)	(6.2%)	(7.8%)		2.6%	1.7%	(2.4%)
* Excludes Toyota, adjusted for Sensata's geographic mix.

The following unaudited tables reconcile Sensata’s GAAP to non-GAAP financial measures for the three and nine months ended September 30, 2019 and 2018. Amounts presented in these tables may not sum due to the effect of rounding.
Non-GAAP Reconciliation - Three Months Ended September 30, 2019 and 2018

($ in thousands, except per share amounts)	For the three months ended September 30, 2019
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$146,132	17.2%	$28,341	$70,675	$0.44
Non-GAAP adjustments:
Restructuring related and other	15,557	1.8%	(700)	14,857	0.09
Financing and other transaction costs	3,473	0.4%	—	8,605	0.05
Step-up depreciation and amortization	34,966	4.1%	—	34,966	0.22
Deferred gain on derivative instruments	(654)	(0.1%)	—	(2,440)	(0.02)
Amortization of debt issuance costs	—	—%	—	1,855	0.01
Deferred taxes and other tax related	—	—%	16,040	16,040	0.10
Total adjustments	53,342	6.3%	15,340	73,883	0.46
Adjusted (non-GAAP)	$199,474	23.5%	$13,001	$144,558	$0.90

($ in thousands, except per share amounts)	For the three months ended September 30, 2018
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$222,319	25.5%	$24,562	$149,118	$0.88
Non-GAAP adjustments:
Restructuring related and other	9,268	1.1%	—	9,268	0.05
Financing and other transaction costs	(57,773)	(6.6%)	—	(54,173)	(0.32)
Step-up depreciation and amortization	33,512	3.8%	—	33,512	0.20
Deferred loss on derivative instruments	320	0.0%	—	4,553	0.03
Amortization of debt issuance costs	—	—%	—	1,837	0.01
Deferred taxes and other tax related	—	—%	9,897	9,897	0.06
Total adjustments	(14,673)	(1.7%)	9,897	4,894	0.03
Adjusted (non-GAAP)	$207,646	23.8%	$14,665	$154,012	$0.91
We treat deferred taxes as a non-GAAP adjustment. Accordingly, the tax effect of the non-GAAP adjustments above refers only to the current tax effect, if applicable. With respect to the three months ended September 30, 2018, the current tax effect of the related non-GAAP adjustments was not material, individually or in the aggregate.

Non-GAAP Reconciliation - Nine months ended September 30, 2019 and 2018

($ in thousands, except per share amounts)	For the nine months ended September 30, 2019
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$436,167	16.8%	$80,649	$229,176	$1.41
Non-GAAP adjustments:
Restructuring related and other	44,916	1.7%	(1,500)	43,416	0.27
Financing and other transaction costs	8,069	0.3%	—	14,009	0.09
Step-up depreciation and amortization	105,764	4.1%	—	105,764	0.65
Deferred gain on derivative instruments	(1,753)	(0.1%)	—	(4,560)	(0.03)
Amortization of debt issuance costs	—	—%	—	5,573	0.03
Deferred taxes and other tax related	—	—%	40,839	40,839	0.25
Total adjustments	156,996	6.0%	39,339	205,041	1.26
Adjusted (non-GAAP)	$593,163	22.8%	$41,310	$434,217	$2.67

($ in thousands, except per share amounts)	For the nine months ended September 30, 2018
	Operating Income	Operating Margin	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$548,057	20.5%	$62,086	$344,896	$2.01
Non-GAAP adjustments:
Restructuring related and other	18,271	0.7%	—	18,271	0.11
Financing and other transaction costs	(52,364)	(2.0%)	—	(46,414)	(0.27)
Step-up depreciation and amortization	105,023	3.9%	—	105,023	0.61
Deferred loss on derivative instruments	2,868	0.1%	—	13,752	0.08
Amortization of debt issuance costs	—	—%	—	5,480	0.03
Deferred taxes and other tax related	—	—%	20,783	20,783	0.12
Total adjustments	73,798	2.8%	20,783	116,895	0.68
Adjusted (non-GAAP)	$621,855	23.3%	$41,303	$461,791	$2.69
We treat deferred taxes as a non-GAAP adjustment. Accordingly, the tax effect of the non-GAAP adjustments above refers only to the current tax effect, if applicable. With respect to the nine months ended September 30, 2018, the current tax effect of the related non-GAAP adjustments was not material, individually or in the aggregate.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile operating income and net income to adjusted operating income and adjusted net income were recorded for the three and nine months ended September 30, 2019 and 2018:

($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Cost of revenue	$8,226	$4,102	$17,538	$15,375
Selling, general and administrative	4,480	892	8,430	7,580
Amortization of intangible assets	34,215	32,285	102,988	98,646
Restructuring and other charges, net	6,421	(51,952)	28,040	(47,803)
Operating income adjustments	53,342	(14,673)	156,996	73,798
Interest expense, net	1,855	1,837	5,573	5,480
Other, net	3,346	7,833	3,133	16,834
Provision for income taxes	15,340	9,897	39,339	20,783
Net income adjustments	$73,883	$4,894	$205,041	$116,895

Cash Flow Reconciliation
Reconciliation of net cash provided by operating activities to free cash flow

($ in thousands)	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
	2019	2018		2019	2018
Net cash provided by operating activities	$181,361	$166,226	9.1%	$433,527	$420,139	3.2%
Additions to property, plant and equipment and capitalized software	(41,657)	(44,974)	7.4%	(123,206)	(111,275)	(10.7%)
Free cash flow	$139,704	$121,252	15.2%	$310,321	$308,864	0.5%

The following unaudited table reconciles Sensata’s projected (GAAP) diluted EPS per share to its projected adjusted EPS for the three months ending December 31, 2019 and the full year ending December 31, 2019. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.
Non-GAAP Reconciliation of EPS Guidance

	Three months ending December 31, 2019		Full year ending December 31, 2019
	Low End	High End	Low End	High End

Projected GAAP Earnings per diluted share	$0.45	$0.46	$1.84	$1.85
Restructuring related and other	0.10	0.11	0.37	0.38
Financing and other transaction costs	—	0.01	0.09	0.10
Deferred (gain)/loss on derivative instruments*	—	—	(0.03)	(0.03)
Step-up depreciation and amortization	0.22	0.22	0.87	0.87
Deferred taxes and other tax related	0.07	0.08	0.32	0.33
Amortization of debt issuance costs	0.01	0.01	0.05	0.05
Projected adjusted EPS per diluted share	$0.85	$0.89	$3.51	$3.55
Weighted-average diluted shares outstanding (in 000s)	159.3	159.3	161.9	161.9
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2019 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.
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Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
joshua.young@sensata.com	ataxiarchos@sensata.com